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                                                                   Exhibit 10.28

                               Lock-Up Agreement


WPG Software Fund, L.P.
WPG Raytheon Software Fund, L.P.
WPG Institutional Software Fund, L.P.
c/o Weiss, Peck & Greer, LLC
565 Fifth Avenue, 14/th/ Floor
New York, NY 10017-2496
Attention: Benjamin J. Taylor, Managing Director
Telephone: 212-404-6666
Facsimile: 212-972-7447

PurchasePro.com, Inc.
3291 N. Buffalo Drive
Las Vegas, NV 89129

          Re:  Wattage Monitor Inc.
               --------------------

Dear Sirs:

     Reference is made to that certain Stock Purchase Agreement dated as of November 28, 2000 by and among Wattage Monitor Inc., WPG Software Fund, L.P., WPG Raytheon Software Fund, L.P., WPG Institutional Software Fund, L.P. and PurchasePro.com, Inc. (the "Stock Purchase Agreement").

     The undersigned is the record and beneficial owner of shares of common stock, par value $.01 per share, and warrants or options to purchase shares of common stock and/or shares of Series B Convertible Preferred Stock, par value $.01 per share (such shares of common stock, warrants and option and Series B Convertible Preferred Stock referred to as the "Securities"), of Wattage Monitor Inc., a Nevada corporation (the "Company").

     Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

     The undersigned will not, without the prior consent of each of the Purchasers, directly or indirectly for a period of 180 days from the date the Registration Statement has been declared effective: (1) offer for sale, contract to sell, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Securities or securities convertible into, exercisable or exchangeable for, or represent the right to receive, Securities or sell or grant options, rights or warrants with respect to any Securities or register for sale any outstanding Securities; or
(2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Securities or securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Securities or other securities, in cash or otherwise.
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     Notwithstanding the foregoing, (i) gifts or (ii) transfers to (A) the undersigned's immediate family or (B) a trust or partnership the beneficiaries and sole partners of which are members of the undersigned's immediate family and/or the undersigned, shall not be prohibited by this agreement if the donee or transferee agrees in writing to be bound by the foregoing in the same manner as it applies to the undersigned. "Immediate family" shall mean spouse, lineal descendants, father, mother, brother or sister to the transferor. This agreement shall not prohibit the exercise of any stock options, except that the Securities obtained upon any such exercise shall be subject to the limitations on disposition herein.

                                                    Very truly yours,

Stephen D. Klein                                By: /s/ Stephen D. Klein
----------------                                    --------------------
Legal name of Stockholder as it appears             Name: Stephen D. Klein
on the Corporate Records                            Title: Director